Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO ACELL, INC. IF PUBLICLY DISCLOSED.

Supply Agreement for Porcine Urinary Bladders

This agreement (the “Agreement”) is between Indiana Packers Corporation, with its principal place of business at 6755 West 100 North, Delphi, IN 46923 (“Supplier”), and ACell, Inc., with offices at 6640 Eli Whitney Drive, Columbia, MD 21046, (“ACell”), effective as of March 1, 2020 (the “Effective Date”).

1.                                      Definitions: For purposes of this Agreement the terms set forth in this Section 1, whether capitalized or not, shall have the following meanings:

0.1.          “ACell Compliant pig(s)” means pigs harvested in accordance with ACell specification [*] that meet the requirements of ACell specification [*] (Bladder Specifications) and the QTA (defined in Section 1.4 below).

0.2.          “Bladder” means the urinary bladder of an ACell Compliant pig

0.3.          “Disease” means an unusual or significant event that affects the health of the pigs and could render their Bladders (defined below) ineligible for medical use or may require special treatment or vaccination to control.

0.4.          “QTA” means the [*] Supplier Quality Technical Agreement signed by Supplier on September 13, 2016

2.                                      Agreement to Sell: Supplier hereby agrees to sell to ACell and ACell agrees to purchase from Supplier Bladders from ACell Compliant pigs at the price listed on Attachment A to this Agreement, which is incorporated by reference.

3.                                      Supplier Obligations:

3.1                               Supply shall fulfill all of the obligations set forth in the QTA. If there are any direct conflicts between the terms of this Agreement and the QTA, this Agreement shall prevail for any supply and business concerns and the QTA shall prevail for all quality-related concerns.

3.2                               Supplier has and will maintain at all times while this Agreement is in force, and for a period of 7 years after this Agreement expires or is terminated, a product liability insurance policy providing at least [*] Dollars [*] coverage per occurrence and [*] Dollars [*] aggregate coverage per policy year. This policy shall identify ACell as a named insured and shall provide, by endorsement or otherwise, coverage to ACell for any claim, relating to ACell specification [*] compliance and the safety of Bladders provided by Supplier under this Agreement for use in ACell products to the extent such claim is related to Supplier’s conduct. Supplier shall furnish ACell with acceptable certificates evidencing such insurance coverage within thirty (30) days of the execution of this Agreement. Supplier shall provide ACell with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance. Notwithstanding any other term of this Agreement, if Supplier does not obtain replacement insurance providing comparable coverage within such thirty (30) day period, ACell shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice of any additional waiting periods.

3.3                               Supplier guarantees that no article sold to ACell pursuant to this Agreement is adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, or is an article which may not under the provisions of Sec. 404 or 505 of that Act be introduced into interstate commerce. Supplier guarantees that no article sold to ACell pursuant to this Agreement is produced in violation of any provisions of the Fair Labor Standard Act.

3.4                               Supplier agrees to comply with the applicable provisions of any Federal or State law and all executive orders, rules and regulations issued thereunder, whether now or hereafter in force; and any provisions, representations or agreements required thereby to be included in any purchase order under this Agreement are hereby incorporated by reference, including but not limited to, Executive Order 11246, as amended, Chapter 60 of Title 41 of the Code of Federal Regulations prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex, or national origin; Section 60-741, as amended, Chapter 60 of Title 41 of the Code of Federal Regulations prohibiting discrimination against any employee or applicant for employment because of physical or mental handicap; and Section 60-250.4 of Chapter 60 of 41 Code of Federal regulations, as amended, providing for the employment of disabled veterans and veterans of the Vietnam era.

3.5                               Supplier further guarantees full compliance with all applicable provisions of any other Federal and all state and municipal laws.

3.6                               Supplier agrees that [*]

4.                                      ACell’s Representations and Warranties:

4.1                               On a monthly basis, ACell will provide Supplier a rolling forecast covering the upcoming three (3) months.

4.2                               ACell will assume all liability, save those representations made by Supplier in this Agreement or its attachments, for all ACell products made with Bladders.

4.3                               Non Interference: Except to the extent reasonably necessary to enforce ACell’s rights under this Agreement, ACell agrees not to interfere in any way with Supplier’s ability to market and/or sell pigs or porcine products, including but not limited to porcine bladders, to other purchasers.

4.4                               Indemnity: ACell shall indemnify and hold harmless Supplier from any liability to a third party which may arise from this Agreement, except for claims based on or related to Supplier’s breach of its obligations under this Agreement. ACell has and will maintain at all times while this Agreement is in force, and for a period of [*] after this Agreement expires or is terminated, general liability insurance policy providing at least [*] Dollars [*] coverage per occurrence and [*] Dollars [*] aggregate coverage per policy year. This policy shall identify Supplier as a named insured and shall provide, by endorsement or otherwise, coverage to Supplier for any and all claims, demands, liabilities, damages, losses, costs and expenses, relating to Supplier. ACell shall furnish to Supplier with acceptable certificates evidencing such insurance coverage within thirty (30) days of the execution of this Agreement. ACell shall provide Supplier with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance. Notwithstanding any other term of this Agreement, if ACell does not obtain replacement insurance providing comparable coverage within such thirty (30) day period,

Supplier shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice of any additional waiting periods.

5.                                      Purchase Commitment: A firm purchase commitment shall be made on ACell’s purchase order form, which shall be issued after ACell completes an inspection report following the Supplier’s delivery of Bladders to ACell. Such purchase orders may reflect ACell’s intent to buy, and Supplier’s intent to provide, a greater number of Bladders than the number specified in the three (3) month forecast previously provided by ACell for the subject period.

6.                                      Invoice Payment: Bladders shall be delivered to ACell at the slaughter plant (identified on Attachment B hereto) where the ACell Compliant pigs are processed. ACell will use best efforts to email the completed inspection report relating to that shipment of Bladders within [*] after ACell takes delivery of the Bladders, and will add the number of accepted Bladders to a purchase order. Supplier shall use that purchase order to prepare an invoice to ACell for such delivery, which invoice may be transmitted to ACell, at Supplier’s discretion, by email or U.S. mail. Payment shall be due from ACell [*] business days after receipt of invoice. Payment of all invoices shall be made by check or other form for payment agreed upon by the parties.

7.                                      Shipping: Supplier will pay all costs of transporting and shipping ACell Compliant pigs to the slaughter plant identified on Attachment B. ACell will take delivery of Bladders at the slaughter plant unless otherwise mutually agreed.

8.                                      Assignment: Except for an assignment by either party to an entity under common control with, controlled by or which controls that party or to an entity that merges with or purchases that party or substantially all of that party’s assets, ACell and/or Supplier shall not have the right to assign this Agreement without the other party’s prior written consent, which shall not be unreasonably withheld.

9.                                      Obligation to Purchase: ACell shall not be required to accept or purchase any pig bladders that are defective, Diseased, damaged or otherwise unsuitable for processing by ACell.

10.                               Force Majeure: A party shall be excused for delays in performance or failure of performance hereunder to the extent arising from causes beyond such party’s control, including without limitation, changes in regulations, strikes, wars, fire, flood, disease, earthquake, or other Acts of God (“Force Majeure Event”). Force Majeure Event also includes changes in laws or regulations that prevent ACell from purchasing or Supplier from selling Bladders that were harvested in accordance with ACell specification [*] or ACell specification [*] or satisfy the requirements of the QTA. If a party is delayed or prevented from fulfilling any of its obligation due to a Force Majeure Event, that party shall notify the other party promptly of such Force Majeure Event (in no event more than two (2) business days after the party becomes aware of the delay or inability to perform) and shall make diligent efforts to perform at its earliest opportunity. During any such period of non-performance by one party, the other party shall be permitted to suspend its performance hereunder.

11.                               Duration of Contract and Termination:

11.1                        This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years, unless earlier terminated in accordance with this Section 11.

11.2                        Either party may terminate this Agreement following prior written notice to the other party of its intent to terminate as set forth below.

11.2.1.      ACell may terminate this Agreement by providing ninety (90) days written notice to Supplier. In such an event, upon the expiration of ninety (90) days after the date of the notice Supplier shall have no further obligation to provide Bladders to ACell, and ACell shall have no further obligation to purchase Bladders from Supplier.

11.2.2.      Supplier may terminate this Agreement by providing one (1) year written notice to ACell. In that event, Supplier shall continue to provide Bladders to ACell for a period of one (1) year after the date of such notice and upon the expiration of one (1) year after the date of the notice Supplier shall have no further obligation to provide Bladders to ACell, and ACell shall have no further obligation to purchase Bladders from Supplier.

11.2.3.      In addition to Sections 11.2.1. and 11.2.2. above, if ACell must change ACell specification [*] ACell specification [*] or the requirements set forth in the QTA to this Agreement, in order to ensure that the Bladders provided by Supplier remain eligible for medical use and the parties cannot resolve the issue in accordance with Section 3.4 above, upon 90 days prior written notice to Supplier, ACell may terminate this Agreement in its entirety and shall have no further obligation to purchase Bladders from Supplier.

11.2.4.      This Section 11.2 should not be interpreted to limit any other legal or equitable remedies to which the non-breaching party may be entitled in the event of a termination for cause.

12.                               Limitation of Liability: Supplier’s liability to ACell for product liability claims shall be limited to the amounts of insurance coverage specified in Section 3.5 above. TO THE EXTENT ALLOWABLE BY LAW, IN NO EVENT SHALL ANY PARTY HEREUNDER BE LIABLE TO ANY OTHER PARTY HEREUNDER FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING FROM OR IN RELATION TO THIS AGREEMENT (WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, BY STATUTE OR OTHERWISE). THIS LIMITATION SHALL APPLY EVEN IF SUCH PARTY HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

13.                               Notification: In case of any infectious disease or other unusual occurrence noted or recognized during the raising of the pigs destined for ACell use, Supplier must notify ACell as soon as possible (but in no event later than five (5) business days after such infectious disease or other unusual occurrence is noted or recognized by Supplier).

14.                               Governing Law; Forum: This Agreement is governed by the laws of the State of Delaware, exclusive of its choice of law rules.

15.                               Entire Agreement; Waiver, Modifications and Amendments: This Agreement (along with applicable Attachments) is the entire agreement between the parties with respect to its subject matter, and there are no other terms or conditions, expressed or implied, written or oral, with respect to that subject matter. This Agreement supersedes all prior oral or written representations, agreements, promises, or other communications concerning or relating to the subject matter of this Agreement. This Agreement may not be amended or modified except by a written agreement signed by an officer of each party. No term, condition or provision of any purchase order, invoice or other form is effective as a modification of this Agreement.

16.                               Non-Exclusivity: The parties acknowledge and agree that the relationship between ACell and Supplier described herein shall be non-exclusive and that either party may enter into a similar arrangement with any other party during the term of this Agreement and/or after the termination hereof.

17.                               Legal Proceedings: If Supplier is requested or authorized by ACell or required by government regulation, subpoena, or other legal process to produce documents or Supplier’s personnel as witnesses with respect to ACell’s processing of the Bladders, ACell will, so long as Supplier is not a party to the proceeding in which the information is sought, reimburse Supplier for Supplier’s reasonable professional time and expenses, including reasonable outside counsel fees. To the extent any professional time and expenses exceed [*] Supplier and ACell shall work together to determine a mutually agreeable amount for such time and expenses and reduce any such amount to writing. For purposes of this Agreement, professional time shall be calculated by multiplying the number of hours worked by a Supplier employee by that employee’s pro-rated hourly rate (derived from that employee’s base salary). Supplier shall submit to ACell itemized invoices for any professional time and expenses for which Supplier seeks reimbursement under this Section 17.

Accepted and Agreed:

INDIANA PACKERS CORPORATION		ACEL, INC.

By:	[*]	By:	/s/ Christopher F. Branch

Print Name:	[*]	Print Name:	Christopher F. Branch

Title:	VP Sales	Title:	General Counsel
	1/13/20		1/14/2020

Attachment A
to Supply Agreement for Porcine Urinary Bladders between Indiana
Packers Corporation and ACell, Inc.

Pricing Schedule and Slaughter Plant Location

The price for Bladders to be paid by ACell to Supplier is [*] per acceptable Bladder. The term “acceptable Bladder” shall mean a Bladder that is not defective, Diseased, damaged, a rejected Bladder (as set forth in ACell specification [*] (Pork Bladders Inedible for Medical, Technical Purposes)), or otherwise unsuitable for processing by ACell. The price is all inclusive and includes, without limitation, taxes and all applicable Supplier costs.

Supplier’s slaughter plant is located at:

Indiana Packers Corporation
6755 West 100 North
Delphi, IN 46923